UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2011

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2011, the employment of Robert J. Gillette as Chief Executive Officer of First Solar, Inc. (the “Company”) terminated effective October 25, 2011.

In connection with the termination of Mr. Gillette's employment, the Company will provide him with severance benefits in accordance with the terms of his employment agreement. In addition, the Company and Mr. Gillette have entered into an Amendment to Non-Competition and Non-Solicitation Agreement, dated November 15, 2011 (a copy of which is filed as Exhibit 10.1 to this Form 8-K/A), whereby the Company shall pay Mr. Gillette a pro rata annual bonus for 2011 based on Mr. Gillette's tenure with the Company in 2011 (calculated in the same manner as such bonus is calculated for the Company's active employees and paid at such time as bonuses are paid by the Company to all participants), and Mr. Gillette's non-competition and non-solicitation restricted period has been increased from 24 to 36 months following Mr. Gillette's termination of employment. Mr. Gillette entered into a confidentiality and intellectual property agreement upon his employment, which shall continue to apply in accordance with its terms.

In addition, Mr. Gillette has resigned from the Board of Directors of the Company effective October 25, 2011 in accordance with the terms of his employment agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to Non-Competition and Non-Solicitation Agreement, dated November 15, 2011, between First Solar, Inc. and Robert Gillette.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date: November 21, 2011	By:	/s/	Mary Beth Gustafsson
	Name:		Mary Beth Gustafsson
	Title:		Executive Vice President, General Counsel and Secretary